Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	State or other jurisdiction of incorporation or organization missing subsidiary names

NetREIT, Inc.	Maryland
NetREIT Casa Grande LP (Morena property)	California
NetREIT Palm Self Storage LP (Highland Court property, manager of NetREIT Highland, LLC)	California
NetREIT Garden Gateway LP	California
NetREIT Advisors, LLC	Delaware
NetREIT Dubose Model Home REIT, Inc.	Maryland
NetREIT Dubose Model Home REIT, LP	Delaware
Dubose Advisors, LLC	Delaware
Dubose Model Home Investors #201, LP	California
Dubose Model Home Investors #202, LP	California
NetREIT Yucca Valley, LLC (Retail)	Delaware
NetREIT National City Partners, LP (SD Port property)	California
NETREIT HIGHLAND, LLC (Highland Court property)	Delaware
NetREIT Presidio, LLC (Presidio property)	Delaware
NTR PROPERTY MANAGEMENT, INC.	California
NetREIT Union Terrace, LLC (Union Terrace property)	Delaware
NetREIT Centennial, LLC (Centennial property)	Delaware
NetREIT Arapahoe, LLC (Arapahoe property)	Delaware
NetREIT UTC, LLC (UTC property)	Delaware
NetREIT Bismarck, LLC (Bismarck property)	Delaware
NetREIT Fargo, LLC (Dakota Bank property refi 6/1/14)	Delaware
NetREIT Yucca Valley 2, LLC (Arby's TI est. 3/2016)	Delaware
NetREIT Model Homes, LLC	Delaware
NetREIT West Fargo, LLC (10th, 13th & Main properties)	Delaware
NetREIT H Court, LLC (Highland Court property)	Delaware
NetREIT Genesis, LLC (Genesis property)	Delaware
NetREIT Westminster, LLC (One Park Centre)	Delaware
NetREIT SC II, LLC (Shea Center)	Delaware
Dubose Model Home Investors #203 LP	California